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------                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION                         ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB Number: 3235-0287
[ ] CHECK THIS BOX IF NO                                                                              Expires: January 31, 2005
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities                       Estimated average burden
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the                          hours per response.........0.5
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935                          ------------------------------
    MAY CONTINUE. SEE              or Section 30(f) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    WALKER S. NICHOLAS                           THE CRONOS GROUP (CRNS)                       to Issuer (Check all applicable)
--------------------------------------------  ----------------------------------------------    X   Director          10% Owner
    (Last)        (First)         (Middle)    3. I.R.S. or Identification 4. Statement for     ----               ---
    125 Rue de Paradis                          Number of Reporting         Month/Year             Officer (give     Other (specify
--------------------------------------------     Person, if an entity        1/2002            ---- title below)  --- below)
                  (Street)                       (Voluntary)              -------------------
    76530 Yville Sur Seine, FRANCE                                        5. If Amendment,
--------------------------------------------                                 Date of Original   ------------------------------------
    (City)        (State)           (Zip)                                    (Month/Year)
                                                                             2/7/2002        7. Individual or Joint/Group Filing
                                                                          -------------------   (Check Applicable Line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
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                                TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form:         Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)       Code    V    Amount   (A) or   Price                         (Instr. 4)
                                                                     (D)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (3-00)

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
UNLESS THE FORM DISPLAYS A CURRENTLY VALID QMB CONTROL NUMBER.
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


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
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                                                    Code  V     (A)     (D)    Date    Expira-    Title       Amount or
                                                                               Exer-   tion                   Number of
                                                                               cisable Date                   Shares
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 Stock Option (right         $4.39        1/10/12     A    V   15,000            (1)    (2)     Common Shares   15,000
              to buy)
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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     45,000                    D
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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                  /s/ S. NICHOLAS WALKER             April 30, 2002
Note: File three copies of this Form, one of which must be manually signed.       -------------------------------    ---------------
If space is insufficient, see Instruction 6 for procedure.                        **Signature of Reporting Person    Date

Potential persons who are to respond to the collection of information             *** By /s/ ELINOR A. WEXLER                Page 2
contained in this form are not required to respond unless the form                      -------------------------    SEC 1474 (3-00)
displays a currently valid OMB Number.                                                  Attorney-in-Fact

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FOOTNOTES TO FORM 4

(1) The options become exercisable in three equal installments beginning on the first anniversary of the grant date specified in Column 3.

(4) The options will expire on the date of the shareholders' annual meeting held in the tenth calendar year following the grant date specified in Column 3.

                    POWER OF ATTORNEY FROM REPORTING PERSON

                     AUTHORIZING FILING BY ATTORNEY-IN-FACT

                               POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS that the undersigned hereby constitutes and appoints Dennis J. Tietz, Peter J. Younger, and Elinor A. Wexler, and each of them, any of whom may act without joinder of the others, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign and file one or more of Forms 3, 4, and 5, reporting on the undersigned's beneficial ownership of securities of The Cronos Group, pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

                                               /s/ STEPHEN NICHOLAS WALKER
                                        ----------------------------------------
                                                      [Signature]

                                                 Stephen Nicholas Walker
                                        ----------------------------------------
                                                      [print name]


                                        Dated: 2/16, 2000
                                              ----------------------------------